Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-27144 and No. 333-126173) of R.H. Donnelley Corporation of our report dated June 24, 2009, relating to the financial statements and supplemental schedules of the R.H. Donnelley 401(k) Savings Plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008 appearing in this Annual Report on Form 11-K.
/s/ Anton Collins Mitchell LLP
Denver, Colorado
June 24, 2009